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                               MOBIL CORPORATION

                               BOARD RESOLUTION

                            **********************



Review and Approval
of Annual Report on
Form 10-K
-------------------


     RESOLVED, that the Corporation's 1998 Annual Report on Form 10-K in substantially the form presented at this meeting, be and the same hereby is approved, and that the officers of the Corporation be and they and each of them hereby are authorized to sign and file such Report, including any amendments to such annual report on Form 10-K, on behalf of the Corporation with the Securities and Exchange Commission, the New York Stock Exchange and such other exchanges as may be necessary and appropriate, with such changes or amendments therein, if any, as may be approved by the officer or officers signing the same, which changes or amendments are hereby expressly approved.